Exhibit 4(a)

AMENDMENT NO. 10
TO
PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation (“PPL”) has adopted the PPL Employee Stock Ownership Plan (“Plan”) effective January 1, 2000; and
WHEREAS, the Plan was amended and restated effective January 1, 2002, and subsequently amended by Amendment No. 1, 2, 3, 4, 5, 6, 7, 8 and 9; and
NOW, THEREFORE, the Plan is hereby amended as follows:
I.	Effective January 1, 2012, Article V Allocation is amended to read as follows:

Article V
Allocation

5.6           Supplemental 2012 Allocation.  There shall be a supplemental contribution for the 2012 Plan Year that shall be allocated according to the following formula, notwithstanding any other provision in this Plan:
(a)           For all Participants that are not covered by a collective bargaining agreement, are not a Highly Compensated Eligible Employee, and have compensation less than $70,000, there shall be an allocation of Stock with a value of $800.
(b)           For all Participants that are not covered by a collective bargaining agreement, are not a Highly Compensated Eligible Employee, and have compensation of $70,000 or more, there shall be an allocation of Stock with a value of $250.
(c)           This supplement allocation shall be in addition to any other allocation for the 2012 Plan Year under this Article V.

II.      Except as provided in this Amendment No. 10, all other provisions of the Plan shall remain in full force and effect.

  IN WITNESS WHEREOF, this Amendment No. 10 is executed this ___________ day of ___________________, 2013.

Employee Benefit Plan Board By: _______________________________ Karla A. Durn Chair, Employee Benefit Plan Board